Exhibit 99.3

Full Spectrum Insights LLC

419 Ringneck Lane

Lancaster, PA 17601

January 23, 2025

Envoy Technologies, Inc.

8575 Washington Blvd.

Culver City, California 90232

Re:	Envoy Technologies, Inc.

Ladies and Gentlemen:

We understand that Envoy Technologies, Inc. (the “Company”) plans to file a registration statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) in connection with its proposed initial public offering (the “Proposed IPO”).

We hereby consent to the references to our name and the inclusion of information, data and statements from our research reports and amendments thereto (collectively, the “Reports”), and any subsequent amendments to the Reports, as well as the citation of our research reports and amendments thereto, in the Registration Statement and any amendments thereto, in any other future filings with the Commission by the Company, including, without limitation, annual reports on Form 10-K, quarterly reports on Form 10-Q or current reports on Form 8-K (collectively, the “Filings”), on the websites of the Company and its subsidiaries and affiliates, in institutional and retail road shows and other activities in connection with the Proposed IPO, and in other publicity materials in connection with the Proposed IPO.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other Filings.

Very truly yours,

Full Spectrum Insights

By:	/s/ Mark Madjarac
Name:	Mark Madjarac
Title:	President